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                       FORM OF RULE 18f-3 MULTI-CLASS PLAN

                        GUINNESS FLIGHT INVESTMENT FUNDS

                           RULE 18f-3 MULTI-CLASS PLAN

         I.       Introduction.

                  Pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), the following sets forth the method for allocating fees and expenses among each class of shares of the underlying investment funds of Guinness Flight Investment Funds (the "Trust") that issues multiple classes of shares (the "Multi-Class Funds"). In addition, this Rule 18f-3 Multi-Class Plan (the "Plan") sets forth the distribution arrangements, exchange privileges and other shareholder services of each class of shares in the Multi-Class Funds.

                  The Trust is an open-end series investment company registered under the 1940 Act and the shares of which are registered on Form N-1A under the Securities Act of 1933. Upon the effective date of this Plan, the Trust hereby elects to offer multiple classes of shares in the Multi-Class Funds pursuant to the provisions of Rule 18f-3 and this Plan.

                  The Trust currently consists of the ten separate Funds. The Wired Index Fund is currently authorized to issue two classes of shares representing interests in the same underlying portfolio of assets.


         II.      Allocation of Expenses.

                  Pursuant to Rule 18f-3 under the 1940 Act, the Trust shall allocate to each class of shares in a Multi-Class Fund any fees and expenses incurred by the Trust in connection with the distribution of such class of shares under a distribution plan adopted for such class of shares pursuant to Rule 12b-1. In addition, pursuant to Rule 18f-3, the Trust may allocate the following fees and expenses to a particular class of shares in a single Multi-Class Fund:

                  (i) fees of the Trustees who are not "interested persons" of the Trust and the travel and related expenses of the Trustees incident to their attending shareholders', trustees' and committee meetings pertaining to such class of shares; and

                  (ii) extraordinary expenses, including but not limited to legal claims and liabilities and litigation costs and any indemnification related thereto pertaining to such class of shares.

                  The initial determination of the class expenses that will be allocated by the Trust to a particular class of shares and any subsequent changes thereto will be reviewed by the Board of Trustees and approved by a vote of the Trustees of the Trust, including a majority of the


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Trustees  who are not  "interested  persons"  of the Trust.  The  Trustees  will monitor conflicts of interest among the classes and agree to take any action necessary to eliminate conflicts.

                  Income, realized and unrealized capital gains and losses, and any expenses of a Multi-Class Fund not allocated to a particular class of such Fund pursuant to this Plan shall be allocated to each class of the Fund on the basis of the net asset value of that class in relation to the net asset value of the Fund.

                  Investec Guinness Flight Global Asset Management may waive or reimburse the expenses of a particular class or classes, provided, however, that such waiver shall not result in cross subsidization between the classes.

         III.     Class Arrangements.

                  The following summarizes the Rule 12b-1 distribution fees, exchange privileges and other shareholder services applicable to each class of shares of the Multi-Class Funds. Additional details regarding such fees and services are set forth in each Fund's current Prospectus and Statement of Additional Information.

                  A. Wired Index Fund (shares sold without a contingent deferred sales charge).

                           1. Rule 12b-1 Distribution Fees: 0.0% per annum of the average daily net assets.

                           2. Exchange Privileges: Subject to restrictions and conditions set forth in the Fund's Prospectus, may be exchanged for shares of any other Fund.

                           3. Other Shareholder Services: As provided in the Fund's Prospectus. Services do not differ from those applicable to shares subject to a contingent deferred sales charge.

                  B. Wired Index Fund (class of shares sold subject to a contingent deferred sales charge).

                           1. Rule 12b-1 Distribution Fees: 1.00% per annum of the average daily net assets.

                           2. Exchange Privileges: Subject to restrictions and conditions set forth in the Fund's Prospectus, only may be exchanged for shares of another Fund sold subject to a contingent deferred sales charge.

                           3. Other Shareholder Services: As provided in the Fund's Prospectus. Services do not differ from those applicable to shares sold without a contingent deferred sales charge.


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         IV.      Board Review.

                  The Board of Trustees of the Trust shall review this Plan as frequently as it deems necessary. Prior to any material amendment(s) to this Plan, the Board of Trustees, including a majority of the Trustees that are not "interested persons" of the Trust, shall find that the Plan (including any proposed amendments to the method of allocating class and/or fund expenses), is in the best interest of each class of shares of a Multi-Class Fund individually and the Fund as a whole. In considering whether to approve any proposed amendment(s) to the Plan, the Trustees shall request and evaluate such information as they consider reasonably necessary to evaluate the proposed amendment(s) to the Plan. Such information shall address the issue of whether any waivers or reimbursements of fees could be considered a cross-subsidization of one class by another, and other potential conflicts of interest between classes.


                  In making its initial determination to approve this Plan, the Trustees have focused on, among other things, the relationship between or among the classes and has examined potential conflicts of interest among classes (including those potentially involving a cross-subsidization between classes) regarding the allocation of fees, services, waivers and reimbursements of expenses, and voting rights. The Board has evaluated the level of services provided to each class and the cost of those services to ensure that the services are appropriate and the allocation of expenses is reasonable. In approving any subsequent amendments to this Plan, the Board shall focus on and evaluate such factors as well as any others deemed necessary by the Board.

Adopted effective ________________, 2000


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                                     FORM OF
                        GUINNESS FLIGHT INVESTMENT FUNDS
                                DISTRIBUTION PLAN
                               (CLASS "B" SHARES)

         WHEREAS, Guinness Flight Investment Funds (the "Trust") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

         WHEREAS, shares of the Trust are divided into separate portfolios of investments, each with different investment objectives and policies (each a "Fund") and, in turn one or more Funds are divided into separate classes (each a "Class");

         WHEREAS, the Trust desires to adopt this Distribution Plan (the "Plan") pursuant to Rule 12b-1 under the Act (the "Rule") with respect to each Class of "B" Shares of each Fund listed on Schedule 1 annexed hereto;

         WHEREAS, the public offering price for Class B Shares is the net asset value that the Trust calculates after an order is placed with no initial sales charge, but subject to a contingent deferred sales charge if the shares are sold within six years of purchase, all as described in the Trust's relevant prospectus or statement of additional information on file with the Securities and Exchange Commission which is part of the most recent registration statement effective from time to time under the Securities Act of 1933, as amended;

         WHEREAS, the Trust's Board has determined that there is a reasonable likelihood that adoption of this Plan will benefit the Funds and their shareholders; and

         WHEREAS, the Trust employs _____________________________ (the
"Distributor") as Distributor of the Funds' shares (the "Shares") pursuant to a Distribution Agreement dated ___________, ____.

         NOW, THEREFORE, the Trust hereby adopts, and the Distributor hereby agrees to the terms of, this Plan in accordance with Rule 12b-1 under the Act on the following terms and conditions:

1. (a) Each Fund shall pay the Distributor for distributing its Class "B" Shares a monthly fee at the annual rate set forth on Schedule 1.

       (b) The Distributor may pay one or more third parties a fee in respect of any Class "B" Shares owned by investors for whom the third party is the dealer or holder of record. The Distributor shall determine the amounts to be paid to such third parties and the basis on which such payments will be made. Payments to a third party are subject to compliance by the third party with the terms of any related Plan agreement between the third party and the Distributor.

       (c) To the extent that any payments made by the Distributor, or Investec Guinness Flight Global Asset Management, directly or through an affiliate (in each case, from its own resources), should be deemed to be indirect financing of any activity primarily

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              intended to result in the sale of Class "B" Shares  within the context of the Rule, then such payments shall be deemed to be authorized by this Plan.

       (d) For the purposes of determining the fees payable under this Plan, the value of the net assets of the Class "B" Shares of each Fund shall be computed in the manner specified in the Trust's charter documents as then in effect for the computation of the value of net assets.

2. The terms and provisions of this Plan shall be interpreted and defined in a manner consistent with the provisions and definitions contained in (i) the Act, (ii) the Rule and (iii) Section 2830 of the National Association of Securities Dealers, Inc. Business Conduct Rules or its successor.

3. As to any Fund or its Class "B" Shares, this Plan shall not take effect until it, together with any related agreement, has been approved by vote of a majority of both (a) the Trust's Board and (b) those Trustees who are not "interested persons" of the Trust (as defined by the Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Trustees") cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

4. As to any Fund or its Class "B" Shares, as the case may be, this Plan shall remain in effect for one year from the date on which the Plan was first executed and shall continue in effect thereafter so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.

5. The Distributor shall provide to the Trust's Board and the Board shall review, at least quarterly, a written report of amounts paid hereunder and the purposes for which they were made.

6. As to any Fund or its Class "B" Shares, as the case may be, this Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Trustees or by a vote of a majority of its outstanding voting securities.

7. This Plan may not be amended to increase materially the amount of compensation payable pursuant to paragraph 1 hereof unless such amendment is approved by a vote of at least a majority (as defined in the Act) of the outstanding voting securities of the relevant Fund or its Class "B" Shares. No material amendment to the Plan shall be made unless approved in the manner provided in paragraph 3 hereof.

8. While this Plan is in effect, the selection and nomination of the Trustees who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not such interested persons.

9. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.


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10.    All persons dealing with the Trust must look solely to the property of the Trust for enforcement of any claims against the Trust as neither the Trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Trust.

       IN WITNESS WHEREOF, the Trust, on behalf each Fund and its Class "B" Shares, and the Distributor have executed this Plan as of the date set forth below.

__________ ____ 2000.


                                          GUINNESS FLIGHT INVESTMENT FUNDS


                                          By:_______________________





                                          By: _______________________


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                                   SCHEDULE 1

Name of Fund                                                    Class "B" Shares

Wired Index Fund                                                          1.00%*


*        Annual Fee as a Percentage of Average Daily Net Assets.